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                                                                    EXHIBIT 23.5


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Turbochef Technologies, Inc. on Form S-3 of our report dated May 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Enersyst Development Center, L.L.C. adopting Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, effective January 1, 2002) relating to the financial statements of Enersyst Development Center, L.L.C. as of and for the year ended December 31, 2002, appearing in the Current Report on Form 8-K/A dated May 21, 2004 of Turbochef Technologies, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP


Fort Worth, Texas
July 29, 2004